UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 22, 2013

MERITAGE HOMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17851 N. 85th Street, Suite 300, Scottsdale, Arizona		85255
(Address of Principal Executive Offices)		(Zip Code)

(480) 515-8100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective November 22, 2013, Meritage Homes Corporation (the “Company”) exercised the accordion feature under its unsecured revolving credit agreement, dated as of July 24, 2012, as amended by that certain first amendment, dated as of June 12, 2013 (as amended, the “Credit Agreement”), and increased the total commitments by $65 million, from $135 million to $200 million. In addition, the Company also entered into a Second Amendment to Credit Agreement with the lenders pursuant to which the unused commitment fee rate was reduced from 0.625% per annum to 0.500% per annum, the applicable margin for base rate loans was reduced from 1.75% to 1.50% and the applicable margin rate for LIBOR-based loans was reduced from 2.75% to 2.50%.

There were no changes to the maturity or other pricing changes. On the date of the Second Amendment to Credit Agreement and accordion exercise, no borrowings were outstanding under the Credit Agreement, while the Company had outstanding letters of credit totaling $40.4 million, leaving $159.6 million available under the Credit Agreement to be drawn. These outstanding letters of credit were transferred from our secured letter of credit facilities. In connection with this transfer, $40.8 million of restricted cash securing the letters of credit was returned to the Company’s unrestricted accounts.

The foregoing description is qualified in its entirety by reference to Second Amendment to Credit Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Second Amendment to Credit Agreement dated November 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 25, 2013

MERITAGE HOMES CORPORATION

By:	/s/ LARRY W. SEAY
Larry W. Seay
Executive Vice President and Chief Financial Officer

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